Exhibit 10.1

Letter Agreement regarding Transition and Special Advisor Services
January 27, 2021

Dear Pat,

I am tremendously grateful for your contributions to Starbucks over the last several years as our chief financial officer, and I wish you well in your retirement. I appreciate your willingness to continue your service with Starbucks in the role of special advisor to me.
For good order’s sake, I would like to clarify your role, responsibilities and compensation during the next several months as you prepare for retirement and to ensure an orderly transition with respect to the duties of chief financial officer. We have agreed that you will continue to serve as Starbucks chief financial officer through February 1, 2021; thereafter, you will become a special advisor to me with such responsibilities as I may assign to you, including strategic planning support. Your last day as a Starbucks partner (employee) will be May 2, 2021 (Transition Date).
You will continue to be paid your ordinary base salary, and you will continue to accrue benefits in the ordinary course, through your Transition Date. In addition, in recognition of your contributions during the transition, if you do not voluntarily leave Starbucks prior to the Transition Date you will be paid a lump sum transition bonus of $660,000, which will be paid to you no later than May 31, 2021. Through the Transition Date, you will continue to be subject to the policies applicable to you as a partner (employee) of Starbucks.
We ask that by your signing below, you agree, acknowledge and reaffirm your on-going duties under your Non-Competition Agreement following the Transition Date and agree not to use, publish, misappropriate or disclose any Confidential and/or Proprietary Information following the Transition Date, except as expressly authorized by Starbucks in writing in advance or otherwise permitted under the Non-Competition Agreement. You also confirm the accuracy of each of the certifications, signed by you as cfo, which were included as an exhibit to a Starbucks 10-Q or 10-K report filed with the Securities and Exchange Commission.
Please acknowledge your agreement with the above by signing this letter agreement below.

With deepest gratitude,

/s/ Kevin Johnson

Kevin Johnson
ceo, Starbucks Coffee Company

Agreed and Acknowledged:

/s/ Patrick Grismer

Patrick Grismer
Date: 01/27/21